UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
       SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.


                                              Commission File Number: 000-23257
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                                   BYL Bancorp
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             (Exact name of registrant as specified in its charter)

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       1875 North Tustin Street, Orange, California 92865; (714) 685-1317
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)


                                  Common Stock
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles  of all other  classes of  securities  for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)       / X /         Rule 12h-3(b)(1)(i)    /   /

          Rule 12g-4(a)(1)(ii)      /   /         Rule 12h-3(b)(1)(ii)   /   /

          Rule 12g-4(a)(2)(i)       /   /         Rule 12h-3(b)(2)(i)    /   /

          Rule 12g-4(a)(2)(ii)      /   /         Rule 12h-3(b)(2)(ii)   /   /

                                                  Rule 15d-6             /   /

         Approximate number of holders of record as of the certification or
notice date:        1 (one)
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
BYL Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:            November 8, 2001             By:     /s/ Annette R. Carson
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                                                          Senior Vice President